EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Gas Equity Holdings, LLC (as general partner of Western Gas Equity Partners, LP):

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-186306), of Western Gas Equity Partners, LP of our report dated April 19, 2013, with respect to the balance sheet of Western Gas Equity Partners, LP’s Non-Operated Marcellus Interest as of December 31, 2012, and the related statements of income, net investment by Anadarko, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Western Gas Equity Partners, LP dated April 19, 2013.

/s/ KPMG LLP

Houston, Texas

April 19, 2013